Exhibit 3.121

ARTICLES OF INCORPORATION

OF

MEDICAL CENTER HOSPITAL, INC.

KNOW ALL MEN BY THESE PRESENTS:

That we, Maxey B. Harlin, William J. Parker and John David Cole, do hereby associate ourselves together for the purpose of forming a corporation under the laws of the Commonwealth of Kentucky and in conformity with these Articles.

ARTICLE I

The name of the corporation shall be Medical Center Hospital, Inc.

ARTICLE II

The corporation is organized for the following purposes:

(1) To purchase, lease, or otherwise acquire, to operate, and to sell, lease or otherwise dispose of hospitals, convalescent hones, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment and supplies; to construct, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals or other medical facilities owned or operated by it; and

(2) To purchase or otherwise acquire, to hold and to sell or otherwise dispose of the stocks, bonds and other securities of any corporation, foreign, or domestic; to exercise all powers and any or all rights and privileges of individual ownership or interest in respect to any and all such securities; to manage and to aid in any manner, by loan, guarantee, or otherwise, any corporation or corporations of which any securities are held by the corporation; and to do any and all acts or things necessary, expedient or calculated to protect, preserve or enhance the value of any such securities; and

(3) Also, to engage in any lawful business whatsoever.

ARTICLE III

The duration of the corporation shall be perpetual.

ARTICLE IV

The registered office of the corporation in this state shall be located at C. T. Corporation System, Kentucky Home Life Building, Louisville, Kentucky, 40202, and the registered agent for the corporation shall be C. T. Corporation System, Kentucky Home Life Building, Louisville, Kentucky, 40202.

ARTICLE V

The capital stock of the corporation shall be divided into 1,000 shares of stock, each having a par value of $1.00 and each of which shall have full voting rights.

ARTICLE VI

The corporation shall begin business with a paid-in capital of $1,000.00.

ARTICLE VII

The names and addresses of the incorporators and the number of shares subscribed to by each are as follows:

Maxey B. Harlin	519 East Tenth Street, Bowling Green, Kentucky	400 Shares

William J. Parker	519 East Tenth Street, Bowling Green, Kentucky	300 Shares

John David Cole	519 East Tenth Street, Bowling Green, Kentucky	300 Shares

ARTICLE VIII

The stockholders of the corporation shall not have pre-emptive rights to acquire additional shares of the corporation.

ARTICLE IX

The affairs of the corporation shall be governed by a board of three directors who shall be elected at the first meeting of the shareholders.

ARTICLE X

The exclusive power to enact, amend or repeal by-laws shall be vested in the directors.

IN WITNESS WHEREOF, Witness the hands of the incorporators this 16 day of February, 1971.

STATE OF KENTUCKY

COUNTY OF WARREN

The foregoing instrument was acknowledged before me this 16 day of February, 1971, by Maxey S. Harlin, William J. Parker and John David Cole.

Notary Public, Ky. State-at-large.
My commission expires _________________

ARTICLES OF AMENDMENT TO THE CHARTER

OF

MEDICAL CENTER HOSPITAL, INC.

Pursuant to the provisions of Section 271.445 of the Kentucky General Corporation Law, the undersigned corporation adopted the following articles of amendment to its charter:

1.	The name of the corporation was Medical Center Hospital, Inc. prior to this amendment.

2.	The amendment adopted is:

RESOLVED, That Article I of the Articles of Incorporation be amended to read: “The name of the corporation shall be Greenview Hospital, Inc.”

3.	The amendment was duly adopted by a majority vote of the shareholders on May 17, 1972.

Dated May 22, 1972.	GREENVIEW HOSPITAL, INC.

By
John A. Hill, President

By
Donald W. Fish, Secretary

STATE OF TENNESSEE	)
)
COUNTY OF DAVIDSON	)

I, Peggy Parker, a notary public in and for said county in said state, hereby certify that John A. Hill and Donald W. Fish who are President and Secretary, respectively, of Greenview Hospital, Inc., a Kentucky corporation, appeared before me and acknowledged that they had signed the above and foregoing instrument as an act of the said corporation.

Given under my hand and official seal, this 22nd day of May, 1972.

(SEAL)

NOTARY PUBLIC

My Commission expires: October 29, 1975.